Exhibit 10.27(B)

[YAHOO LETTERHEAD]

October 25, 2012

Michael Barrett

540 Sleepy Hollow Road

Briarcliff Manor, NY 10510

Dear Michael:

Yahoo! Inc. (“Yahoo!” or the “Company”) is prepared to offer you separation benefits to aid in your employment transition. If you (1) sign and comply with the terms of this separation agreement (the “Agreement”), (2) return a signed Waiver and Release of Claims attached to the Agreement as Exhibit A (the “Release”) to Yahoo! within the time period specified in the Release, and (3) do not revoke the Release during the applicable revocation period (collectively these are the “Agreement Eligibility Requirements”), then you will receive the severance benefits described in paragraph 3 below.

1. Resignation. Your last day of employment with the Company and your employment resignation date will be December l, 2012 (the “Separation Date”).

2. Earned Payments. On the Separation Date, Yahoo! will pay you all accrued salary, and all accrued and unused vacation earned through the Separation Date, subject to payroll deductions and required withholdings. In addition, as a resignation for “Good Reason” (as defined in your June 15, 2012 offer letter (“Offer Letter”)), any portion of the 300,000 make-whole restricted stock units described in your Offer Letter (“Make-Whole RSUs”) that had not vested as of the Separation Date will accelerate and vest in their entirety. Payment of any accelerated Make-Whole RSUs will be satisfied promptly and in no event later than 2 1/2 months following the Separation Date. Following the vesting of the Make-Whole RSUs, you will receive one share of Yahoo! Inc. common stock as payment for each vested RSU (subject to tax withholding). You are entitled to any earned payments regardless of whether or not you sign this Agreement.

3. Severance Payments and Benefits. If you meet the Agreement Eligibility Requirements, then the Company will forgive the required repayment of the $300,000 first increment of your signing bonus described in your Offer Letter (the “Severance Benefits”).

4. Obligations. Prior to your Separation Date, you shall devote your full business efforts and time to Yahoo! and you agree that you will not engage in any activities that are in violation of Yahoo!’s Code of Ethics or any other Yahoo! policy.

5. Responsibility for Taxes. Other than Yahoo!’s obligation and right to withhold federal, state and local taxes, you will be responsible for any and all taxes, interest, and penalties that may be imposed with respect to the payments contemplated by this Agreement (including (without limitation) those imposed under Internal Revenue Code Section 409A). To the extent that this Agreement is subject to Internal Revenue Code Section 409A, you and Yahoo! agree that the terms and conditions of this Agreement shall be construed and interpreted to the maximum extent reasonably possible, without altering the fundamental intent of this Agreement, to comply with and avoid the imputation of any tax, penalty or interest under Code Section 409A.

6. Employee Stock Purchase Plan. Contributions to your Employee Stock Purchase Plan (“ESPP”) will cease as of the Separation Date. Under the terms of the ESPP, all contributions you made to the ESPP that have not been used to purchase stock will be returned to you without interest by Yahoo! Payroll. For more information about the ESPP, please review your information via your E*TRADE online access at www.etrade.com. Should you have any questions, please contact E*TRADE directly at (800) 838-0908 or Yahoo! Stock Plan Services at stockadmin@yahoo-inc.com.

7. 40l(k) Plan. If you have questions about your 401(k) account please contact HRbenefits @yahoo-inc.com.

8. Life Insurance. Your life insurance coverage will cease on or before the Separation Date under the terms of the life insurance plan. The Company will provide you with information about the option to convert this coverage to an individual policy.

9. Flexible Spending Plan. If you enrolled in the Company’s Flexible Spending Plan and established a Healthcare Reimbursement Account and/or Dependent Care Reimbursement Account for the current plan year, you have 90 days following your Separation Date (as long as it is prior to March 31 of the following plan year) to submit any covered expenses for reimbursement provided the expenses were incurred from January 1 of the current plan year through your Separation Date. You may only submit expenses that you incurred prior to the Separation Date.

10. Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date, with the exception of any benefit, the right to which has vested, under the express terms of a written benefit plan of the Company.

11. Expense Reimbursements. You agree that, within 30 days following the Separation Date, you will submit your final expense reimbursement statement and required documentation reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. Yahoo! will reimburse you for expenses pursuant to its regular business practice. You may only submit expenses that you incurred prior to the Separation Date. For a copy of the Yahoo! expense form, please email expqueries@yahoo-inc.com. Please submit completed expense reports and receipts to the Accounts Payable Department at Yahoo!, 701 First Avenue, Sunnyvale, California 94089.

12. Invention and Assignment to Yahoo!. Prior to and after your Separation Date, you agree to perform promptly all acts deemed necessary or desirable by Yahoo! to permit and assist it, at its expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in all intellectual property assigned or assignable to Yahoo! pursuant to your Employee Confidentiality and Assignment of Inventions Agreement(s) or similar agreement(s) including (without limitation) disclosing information to Yahoo!, executing documents and assisting or cooperating in legal proceedings. You understand and agree that while you will not be eligible to receive the Severance Benefits and other benefits specified in this Agreement until you have performed the acts specified in this paragraph (if requested by Yahoo!), such obligation extends beyond the Separation Date and shall only be deemed complete at Yahoo!’s sole discretion.

13. Proprietary Information Obligations. You acknowledge your continuing obligations under your Employee Confidentiality and Assignment of Inventions Agreement(s) or similar agreement(s) (collectively “NDA”), including your obligation not to use or disclose any confidential or proprietary information of the Company, its subsidiaries or affiliated entities and not to solicit Yahoo! employees and, to the extent permitted by applicable law, not to solicit Yahoo! customers as specified in your NDA.

14. Nondisparagement. You agree not to disparage Yahoo! or its officers, directors, employees, shareholders or agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided, however, that statements which are complete and made in good faith in response to any question, inquiry or request for information required by legal process shall not violate this paragraph.

15. Cooperation. You agree to reasonably cooperate with and make yourself available on a continuing basis to Yahoo! and its representatives and legal advisors in connection with any matters in which you are or were involved or any existing or future claims, investigations, administrative proceedings, lawsuits and other legal and business matters, as requested by Yahoo!. You also agree that within two business days of receipt (or more promptly if reasonably required by the circumstances) you shall send the Company copies of all correspondence (including (without limitation) subpoenas) received by you in connection with any legal proceedings involving or relating to Yahoo!, unless you are expressly prohibited by law from doing so. You agree that you will not cooperate with any third party in any actual or threatened claim, charge, or cause of action of any nature whatsoever against any Released Party (as defined in the Release, attached as Exhibit A) unless required to do so by law. You understand that nothing in this Agreement prevents you from cooperating with any government investigation.

16. Certification Regarding Search and Return of Yahoo! Property. You hereby certify to the following: (A) prior to the Separation Date, you will conduct a good faith and diligent search for any Yahoo! business data, whether or not such data would be considered confidential or proprietary and/or whether such data constitutes a legally protectable trade secret, including hard copy and all electronically stored data (“Yahoo! Business Data”) that may be in your possession (this search shall include reviewing the contents of any personal email accounts and Instant Messenger archives that you maintain, home computers, and other electronic computer media (CDs, USB thumb drives, disks, back-up drives, etc.) that you may have used during your employment to send, receive or store Yahoo! Business Data (“Personal Computer Media”)); (B) to the extent you locate any Yahoo! Business Data pursuant to your search described above, you will return all originals and copies of such data to Yahoo!, and make arrangements for Yahoo!, at its option, to retrieve, destroy and/or permanently delete such data from your Personal Computer Media such that you cannot recover the data or access it in any manner; (C) you have not copied, saved, downloaded, retained, disclosed, photographed or transmitted in any form whatsoever, any Yahoo! Business Data to any source except in the course of performing your duties for Yahoo! and for Yahoo!’s benefit (and will not take such any such actions prior to the Separation Date); (D) you have not copied, saved, downloaded, retained, disclosed, photographed, or transmitted in any form whatsoever, any Yahoo! Business Data to any source for the purpose of retaining such data after your Separation Date or taking such data with you to your next employer or using it in connection with any subsequent employment (and will not take such any such actions prior to the Separation Date); (E) following the Separation Date, you will not possess any Yahoo! Business Data in tangible or electronic form, except employment-related documents such as wage, benefit and related information specific to the terms and conditions of your employment with Yahoo!; (F) to the extent you have any question about whether a Yahoo! document contains Yahoo! Business Data, you will inquire of Yahoo! in writing at IPQuestionsSeparations@yahoo-inc.com concerning the specific document and receive instruction as to whether such document relates solely to your employment as defined in this paragraph or whether Yahoo! requires you to return the document(s) (in which case, you agree that such document(s) will be returned); (G) on or prior to the Separation Date, you will return all keys, access cards, credit cards, travel related cards, identification cards, phones, computers and related company-issued devices, including electronic mail devices, PDAs and/or electronic organizers, and other property and equipment belonging to Yahoo! (“Company Property”); (H) other than in the normal course of performing your duties and/or responsibilities for Yahoo! and for Yahoo!’s benefit, you did not copy, back-up, or download (or attempt to copy, back-up or download) Yahoo! Business Data that was contained on Company Property other than back-ups created on Yahoo! computer systems, media or other property accessible only by Yahoo! and for Yahoo!’s benefit (and will not take such any such actions prior to the Separation Date); and (I) other than in the normal course of performing your duties and/or responsibilities for Yahoo! and for Yahoo!’s benefit, you did not delete or wipe or attempt to delete or wipe Yahoo! Business Data that was contained on Company Property (and will not take such any such actions prior to the Separation Date). If you discover after the Separation Date that you have retained any proprietary or confidential information (including (without limitation) proprietary or confidential information contained in any electronic documents or email systems in your possession or control), you also agree immediately upon discovery to send an email to IPQuestionsSeparations@yahoo-inc.com and inform Yahoo! of the nature and location of the proprietary or confidential information that you have retained so that Yahoo! may arrange to remove, recover, and/or collect such information. The Severance Benefits and other benefits under this Agreement will not be paid or provided until all Company property has been returned to Yahoo!.

17. Miscellaneous. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of Yahoo!. You may not make any changes to the terms of this Agreement unless that change is executed by you and Yahoo!. If you fail to comply with the terms of this Agreement (including (without limitation) paragraphs 13, 14, 15 and 16), you will be required to forfeit and repay (as applicable) all severance benefits and other consideration received. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable.

If this Agreement is acceptable to you, please sign below and return the original to Mini Khroad at: [Contact] or Yahoo!, 701 First Avenue, Sunnyvale, California 94089.

I wish you good luck in your future endeavors.

Sincerely,

YAHOO! INC.

By:	/s/ Marissa Mayer
Marissa Mayer CEO, Yahoo! Inc.

Exhibit A – Waiver and Release of Claims

AGREED AND VOLUNTARILY EXECUTED:

/s/ Michael Barrett
Michael Barrett

10/26/2012
Date

cc:	Personnel File

Exhibit A – Waiver and Release of Claims

1. Release of Claims. In consideration for, and as a condition of the severance benefits and other consideration as described in the attached separation agreement to which you are not otherwise entitled, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively “Released Party”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Release. This general release is to the maximum extent permitted by law and includes (without limitation) the following: (A) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (B) all claims related to your compensation or benefits from the Company, including wages, salary, variable compensation, incentive payments, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (C) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (D) all tort claims, including (without limitation) claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (E) all federal, state, and local statutory claims, including (without limitation) claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the federal Worker Adjustment and Retraining Notification Act (as amended) and similar laws in other jurisdictions, the Employee Retirement Income Security Act of 1974 (as amended), the Family and Medical Leave Act of 1993, and the California Fair Employment and Housing Act (as amended) and similar laws in other jurisdictions. To the maximum extent permitted by law, you also promise never directly or indirectly to bring or participate in an action against any Released Party under California Business & Professions Code Section 17200 or under any other unfair competition law of any jurisdiction. If, notwithstanding the above, you are awarded any money or other relief under such a claim, you hereby assign the money or other relief to the Company. Your waiver and release specified in this paragraph do not apply to any rights or claims that may arise after the date you sign this Release, and does not constitute a waiver or release of any indemnification the Company is required to provide to you under applicable law or pursuant to the Company’s corporate by-laws or insurance policies. This Release includes a release of claims of discrimination and retaliation on the basis of workers’ compensation status, but does not include claims for workers’ compensation benefits. Excluded from this Release are any claims that by law cannot be waived in a private agreement between employer and employee including (without limitation) the right to file a charge with or participate in an investigation conducted by the Equal Employment Opportunity Commission (“EEOC”) or any state or local fair employment practices agency. You waive, however, any right to any monetary recovery or other relief should the EEOC or any other agency pursue a claim on your behalf.

2. Representations. You acknowledge and represent the following: (A) you have not suffered any age-related or other discrimination, harassment, retaliation, or wrongful treatment by any Released Party; (B) you have not been denied any rights including (without limitation) rights to a leave or reinstatement from a leave under the Family and Medical Leave Act of 1993, the Uniformed Services Employment and Reemployment Rights Act of 1994, or any similar law of any jurisdiction; and (C) you have no work related injuries that have not already been disclosed to Yahoo!. You also acknowledge and agree that you have been paid all wages due and that, as to any further alleged wages, you agree that there is a good-faith dispute as to whether such wages are due, and based on this good-faith dispute, you release and waive any and all further claims regarding any alleged unpaid wages and any corresponding penalties, interest, or attorneys’ fees, in exchange for the consideration provided in this Agreement

3. Release of Unknown Claims. You acknowledge that you have read and understand Section 1542 of the California Civil Code: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims.

4. ADEA Waiver. You agree that you are voluntarily executing this Release. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA and that the consideration given for the waiver and release is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (A) your waiver and release specified in this paragraph do not apply to any rights or claims that may arise after the date you sign this Release; (B) you have been advised to consult with an attorney prior to signing this Release; (C) if part of a group termination, you have received a disclosure from the Company that includes a description of the class, unit or group of individuals covered by this employment termination program, the eligibility factors for such program, and any time limits applicable to such program and a list of job titles and ages of all employees selected for this group termination and ages of those individuals in the same job classification or organizational unit who were not selected for termination (“Disclosures”); (D) you have 21 days from the date that you receive this Release to consider this Release (although you may choose to sign it any time on or after your Separation Date); (E) you have seven days after you sign this Release to revoke it (“Revocation Period”); and (F) this Release will not be effective until you have returned it to Yahoo! (instructions below) and the Revocation Period has expired (the “Effective Date”). Do not sign this Release prior to the Separation Date.

If this Release is acceptable to you, please: sign below on or after the Separation Date and return the original to Mini Khroad at [Contact] or Yahoo!, 701 First Avenue, Sunnyvale, California 94089 by December 21, 2012.

AGREED AND VOLUNTARILY EXECUTED:

/s/ Michael Barrett
Michael Barrett

October 26, 2012
Date

cc:	Personnel File